Exhibit 10.1

2005 Key Management Restricted Stock Plan

Program outline

25 key employees have been selected to participate in a long-term incentive program, the 2005 Key Management Restricted Stock Plan (“the Plan”).

The Plan is effective for a three-year performance period that begins July 1st, 2005 and ends June 30th, 2008. There are three 12-month Measurement Periods (“Measurement Period”) ending respectively on June 30th 2006, 2007 and 2008, during each of which up to 1/3 of the incentive can be “earned”. Any part of the incentive not earned in any of the first two Measurement Periods is eligible to be earned in a subsequent Measurement Period in the event of a “catch-up”.

The amount of the incentive earned in each Measurement Period will be “paid” in the form of shares of restricted stock of MAA. These shares will 100% vest at the end of a Restriction Period, which is the three years from the end of each Measurement Period, ending on June 30th 2009 through June 30th 2011, during which time participants will receive the full dividend on shares of restricted stock paid, but will not be able to sell or pledge the stock. Dividends will not be receivable by participants prior to the Restriction Period.

Measurement Period	Restriction Period

1.	7-1-05 thru 6-30-06	7-1-06 thru 6-30-09
2.	7-1-06 thru 6-30-07	7-1-07 thru 6-30-10
3.	7-1-07 thru 6-30-08	7-1-08 thru 6-30-11

Performance

Each participant will be allocated a bonus opportunity calculated as 1.5* their annual salary at 6-30-05, 1/3 of which can be earned during any one Period. As mentioned above, a miss in the first two Periods can be caught up in subsequent Periods.

The measure of performance is Total Shareholder Return (“Return”); this is defined as the internal rate of return a shareholder would receive from investing in the stock at the beginning of each Period, receiving the dividends and then selling the stock at the end of the Period. Following a first or second Period in which less than the full incentive is “earned”, it is possible to catch up the unearned balance in subsequent Periods also based on a Return in excess of certain thresholds, also calculated using internal rate of return.

The amount of the award, based on a sliding scale, will be paid in the form of shares of restricted common stock of Mid-America Apartment Communities, Inc., priced at the average of the closing stock price for the last month of each respective Measurement Period. These will carry a restrictive legend, and will be held in book entry form by the Company’s transfer agent until the participant is eligible to receive unrestricted shares.

Restriction Period

This begins with the termination of the Measurement Period, and lasts for three years. For instance the first Measurement Period ends June 30th 2006, and the first Restriction Period ends 3 years later on June 30th 2009.

Upon vesting in the shares at the end of the Restriction Period, a stock certificate for the vested shares will be issued in the participants’ names (along with 1099s) and the shares may be sold, transferred, or pledged.

Distributions (dividends) on the restricted shares will be made directly to the grantee during the Restriction Period provided the terms of eligibility continue to be met. In the event the grantee becomes ineligible prior to the end of the Restriction Period, the shares will be voided.

In order to be eligible to receive the restricted share grant, participants must be full-time employees in good standing throughout the Measurement and the Restriction Periods. For instance, to be eligible to vest in the shares earned during the Measurement Period that ends June 30th 2006, the participant must have been a full-time employee in good standing between 7-1-2005 and 6-30-2009 when any shares earned will become fully vested.

Early Vesting:

The shares will automatically become fully vested immediately upon the event of a Change of Control. A “Change of Control” means any of the following events which occur before the final vesting of the share grant:

(i)             any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

(ii)             individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless any such change is approved by the vote of at least 80% of the members of the Board of Directors of the Company in office immediately prior to such cessation;

(iii)            the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iv)          the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

(v)           the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company's four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

(vi)          the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred;

(vii)          the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(viii)        any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

Accepted: ___________________________________	Date: ___________________
Grantee

Signed: _____________________________________	Date: ___________________
Mid-America Apartment Communities, Inc.

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